UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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LSI CORPORATION

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Notice of Annual Meeting of Stockholders

LSI Corporation will hold its Annual Meeting of Stockholders on Wednesday, May 11, 2011, at 9:00 a.m., local time, at the company’s office located at 1621 Barber Lane, Milpitas, California 95035. We are holding the meeting for the following purposes:

1. To elect nine directors to serve for the ensuing year and until their successors are elected.

2. To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent auditors for 2011.

3. To hold an advisory vote on our executive compensation.

4. To hold an advisory vote on the frequency of future advisory votes on executive compensation.

5. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Holders of record of LSI common stock at the close of business on March 14, 2011, are entitled to notice of and to vote at the meeting.

We are using Securities and Exchange Commission rules that allow us to make our proxy statement and related materials available on the Internet. As a result, you may have received a “Notice of Internet Availability of Proxy Materials” instead of a paper proxy statement and financial statements. The rules provide us the opportunity to save money on the printing and mailing of our proxy materials and to reduce the impact of our annual meeting on the environment. We hope that you will view our annual meeting materials over the Internet if possible and convenient for you. If you would prefer to receive paper copies of our proxy materials, you can find information about how to request them in the notice you received.

Most stockholders can vote over the Internet or by telephone. You also can vote your shares by completing and returning a proxy card. If Internet and telephone voting are available to you, you can find voting instructions in the materials sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement.

By Order of the Board of Directors,

Jean F. Rankin
Executive Vice President, General
Counsel and Secretary

March 30, 2011

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 11, 2011:

This proxy statement, our 2010 annual report on Form 10-K and a letter to stockholders from our Chief Executive Officer are available at www.lsiproxy.com.

1621 Barber Lane Milpitas, CA 95035

PROXY STATEMENT

We are providing these proxy materials to our stockholders in connection with the solicitation of proxies by the Board of Directors of LSI Corporation to be voted at the Annual Meeting of Stockholders, to be held on Wednesday, May 11, 2011, and at any meeting following postponement or adjournment of the annual meeting.

Attending the Meeting

We invite you to attend the annual meeting, which will begin at 9:00 a.m., local time. The meeting will be held at our office located at 1621 Barber Lane, Milpitas, California 95035. Stockholders will be admitted beginning at 8:30 a.m. You will need an admission ticket and photo identification to enter the meeting.

If you are a stockholder of record, that is, you hold your shares in an account with our transfer agent, Computershare, or you have an LSI stock certificate, and received information about our annual meeting in the mail, you will find an admission ticket in the materials sent to you. If you are a stockholder of record, and received an e-mail describing how to view our proxy materials over the Internet and want to attend the meeting in person, write to us at LSI Corporation, 1110 American Parkway NE, Allentown, PA 18109, Attn: Response Center, or call us at 1-800-372-2447, to obtain an admission ticket.

If your shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, and you plan to attend the meeting in person, you can obtain an admission ticket in advance by writing to us at LSI Corporation, 1110 American Parkway NE, Allentown, PA 18109, Attn: Response Center, and including proof that you are an LSI stockholder, such as a recent account statement.

We also will be providing a “listen only” webcast of the annual meeting. You can access the webcast at http://www.lsi.com/webcast. Information on our websites, other than our proxy statement and form of proxy, is not part of the proxy soliciting materials.

We are first distributing this proxy statement, the proxy card and voting instructions on or about March 30, 2011.

Notice of Internet Availability of Proxy Materials

Instead of mailing paper proxy materials, we sent a “Notice of Internet Availability of Proxy Materials” to most stockholders this year. That notice provided instructions on how to view our proxy materials over the Internet, how to vote and how to request a paper copy of our proxy materials. We refer to that notice as the “Notice of Availability.” This method of providing proxy materials is permitted under rules adopted by the Securities and Exchange Commission. We hope that following this procedure will allow us to save money on the printing and mailing of those materials and to reduce the impact that our annual meeting has on the environment.

Who Can Vote

You are entitled to vote at the annual meeting all shares of our common stock that you held as of the close of business on March 14, 2011, which is the record date for the meeting. Each share is entitled to one vote on each matter properly brought before the meeting. For the election of directors, you may “cumulate” your votes. You can find information about this procedure under “Other Voting Issues — Required Vote.”

On the record date, 618,685,727 shares of common stock were outstanding.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at 1621 Barber Lane, Milpitas, CA, 95035, between the hours of 9 a.m. and 4 p.m., local time.

How to Vote

Most stockholders can vote over the Internet or by telephone. You also can vote your shares by completing and returning a proxy card or, if you hold shares in “street name,” a voting instruction form. If Internet and telephone voting are available to you, you can find voting instructions in the Notice of Availability or in the materials sent to you. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 10, 2011. If you are a participant in our 401(k) plan, your voting instructions must be received by 11:59 p.m. Eastern time on May 8, 2011. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

You can revoke your proxy (including any Internet or telephone vote) at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the meeting.

How you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in “street name” though, you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote at the meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Board of Directors recommends.

Under the rules of the New York Stock Exchange, if you hold your shares at a member broker, your broker will not be allowed to vote your shares in the election of directors or in the two advisory votes related to executive compensation unless you instruct it to do so. In addition, under the Exchange’s rules, if member brokers do not receive timely instructions from beneficial holders, they will be allowed to vote on the ratification of the Audit Committee’s selection of our independent auditors.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the annual meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. As of the date of this proxy statement, we did not know of any matters to be presented at the annual meeting other than those described in this proxy statement.

Other Voting Issues

Quorum.  In order to conduct business at the meeting, we must have the presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date.

Required Vote.  In order for a nominee to be elected as a director, the nominee must receive more “For” votes than “Against” votes. In the election of directors, you may cumulate your votes and give one candidate a number of votes equal to the number of directors to be elected (nine) multiplied by the number of votes to which your shares are entitled, or you may distribute your votes on the same principle among as many candidates as you choose. You cannot, however, cast votes (whether “For” or “Against”) for more than nine candidates. In order to cumulate votes, you must give us notice prior to the voting of your intention to do so.

The affirmative vote of the holders of a majority of the shares represented at the meeting is required to ratify the Audit Committee’s selection of our independent auditors for 2011.

In order for our executive compensation to be approved, the proposal must receive more “For” votes than “Against” votes. The vote on the frequency of future votes on executive compensation is different from the other proposals, as there are several options from which stockholders can choose. The executive compensation proposals are both advisory votes, which means that they are not binding on the company, although the Board and the Compensation Committee intend to consider the results of the votes in setting future policies. The Board and the Compensation Committee may also consider other factors, such as the percentage of our outstanding shares that were voted on a proposal, the percentage of our outstanding shares that were voted in favor and against the approval of our executive compensation and the level of support each option received in the vote on the frequency of future votes on executive compensation.

Effect of Abstentions and Broker Non-Votes.  You may vote to “abstain” on any of the matters to be voted on at the meeting. In the election of directors and the two executive compensation proposals, an abstention will have no effect on the outcome. If you vote to “abstain” on the proposal to ratify the Audit Committee’s selection of our independent auditors, it will have the effect of a vote against that proposal. If you vote to “abstain” on any proposal, your shares will be counted as present at the meeting for purposes of determining whether we can conduct business. Broker non-votes, if any, will count toward the quorum requirement but will not count as votes cast on any proposal.

Cost of Proxy Distribution and Solicitation

LSI will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of Directors of proxies. Proxies may be solicited on behalf of the company in person or by telephone, e-mail, facsimile or other electronic means by directors, officers or employees of the company, who will receive no additional compensation for soliciting proxies.

We have engaged The Proxy Advisory Group, LLC to assist us in the solicitation of proxies and to provide related advice and support, for a fee of $17,500 plus expenses. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in distributing proxy materials to beneficial owners of our stock.

Ways to Reduce the Number of Copies of Our Proxy Materials You Receive

In addition to sending Notices of Availability rather than full sets of paper proxy materials, we use another practice approved by the Securities and Exchange Commission called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our Notice of Availability or proxy materials at that address, unless one or more of those stockholders has notified us that they wish to receive individual copies. If you would like to receive a separate copy of this year’s Notice of Availability or proxy materials, please call 1-800-579-1639, or write to us at: LSI Corporation, 1110 American Parkway NE, Allentown, PA 18109, Attn: Response Center.

If you share an address with another LSI stockholder and would like to start or stop householding for your account, you can call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record, if any, and your account number(s). If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, LSI will send you separate copies of documents mailed at least 30 days after receipt of your revocation.

Most stockholders also can elect to view future proxy statements and annual reports over the Internet either by voting at http://www.proxyvote.com or by visiting http://www.icsdelivery.com/lsi. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote. Your election will remain in effect until you revoke it. Please be aware that if you choose to access those materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Allowing us to household annual meeting materials or electing to view them over the Internet will help us save on the cost of printing and distributing those materials.

CORPORATE GOVERNANCE

Board Structure and Composition

Our business, property and affairs are managed under the direction of our Board of Directors. Members of the Board are kept informed about our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

The following ten individuals are currently members of the Board:

•	Charles A. Haggerty

•	Richard S. Hill

•	John H.F. Miner

•	Arun Netravali

•	Matthew J. O’Rourke

•	Charles C. Pope

•	Gregorio Reyes

•	Michael G. Strachan

•	Abhijit Y. Talwalkar

•	Susan Whitney

Mr. Reyes, who is not an employee of the company, is the Chairman of the Board. In addition to chairing Board meetings, he approves agendas for Board meetings and attends meetings of the standing committees of the Board. At those meetings, he provides advice and participates in discussions, even though he is not a formal member of the committees. We currently believe that having an independent director serve as Chairman enables the Board to have an agenda and meeting discussions that contain an appropriate balance of issues raised by management and by the non-management directors.

The Board has three standing committees:

•	The Audit Committee, the members of which are: Messrs. Strachan (Chair), Hill and O’Rourke.

•	The Compensation Committee, the members of which are: Messrs. Haggerty (Chair), Miner and Netravali and Ms. Whitney.

•	The Nominating and Corporate Governance Committee, the members of which are: Messrs. Miner (Chair), Haggerty and Netravali and Ms. Whitney.

In 2010, the Board held nine meetings. All members of the Board in 2010 attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which they served. At least quarterly, the non-management directors met in executive session without members of management. These sessions are presided over by our Chairman. To communicate directly with Mr. Reyes or any of the other non-management directors, follow the instructions described below under “Communications with Directors.”

The Board has adopted a charter for each of the three standing committees and corporate governance guidelines that address the make-up and functioning of the Board and those committees. The Board has also adopted a code of conduct that applies to all of our employees, officers and directors, as well as a separate code of conduct that applies only to our principal executive officers and senior financial officers.

You can find links to these documents on our website at: http://www.lsi.com/governance. You also can obtain this information in print by writing to LSI Corporation, 1110 American Parkway NE, Allentown, PA, 18109, Attention: Response Center, or by calling 1-800-372-2447.

Although we do not have a policy with respect to attendance by directors at annual meetings of stockholders, we customarily schedule a Board meeting on the same day as the annual meeting to encourage and facilitate director attendance at the annual meeting. All then serving directors attended our 2010 annual meeting.

Director Independence

The Board has determined that all current directors other than Abhijit Y. Talwalkar, our Chief Executive Officer, including those who serve on the committees listed above are “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board used the criteria set out in Section 303A of the Exchange’s Listed Company Manual and Section 10A(m)(3) of the Securities Exchange Act in making those determinations. The Board also considered additional criteria applied by Institutional Shareholder Services Inc. in analyzing director independence.

The Board based its determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors. The Board also reviewed the relationships between LSI and companies with which our directors are affiliated. None of the relationships considered were outside of the criteria referred to in the preceding paragraph. Because of the importance of the company’s relationship with Seagate Technology, the Board did specifically consider the fact that Gregorio Reyes, the Chairman of the Board, is also a director of Seagate, and Charles C. Pope’s past positions at Seagate, but did not believe that their positions with Seagate affected their independence from LSI’s management.

Audit Committee

The Audit Committee reviews our accounting policies and practices, internal controls, financial reporting practices and financial risks faced by the business. The Audit Committee selects and retains our independent auditors to examine our accounts, reviews the independence of the independent auditors and pre-approves all audit and non-audit services performed by the independent auditors. The committee also reviews our financial statements and discusses them with management and our independent auditors before we file those financial statements with the Securities and Exchange Commission. The Audit Committee regularly meets alone with our management, our independent auditors and the head of our Internal Audit Department, and each of them has free access to the Audit Committee at any time. The committee met 10 times in 2010.

Messrs. Strachan (Chair), Hill and O’Rourke are the members of the Audit Committee. The Board has determined that each of those individuals is financially literate and an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934.

Compensation Committee

The Compensation Committee establishes our overall executive compensation strategy and administers our executive officer compensation program, including setting all aspects of our executive officers’ compensation. The committee also establishes or makes recommendations to the full Board concerning director compensation and provides oversight for our equity-based and incentive compensation plans and the benefit plans for our broader employee population. The committee does not generally delegate its authority with respect to executive officer or director compensation, although it may delegate to the chairman of the committee the authority to approve exact wording for plans or policies approved by the committee. The committee met four times in 2010.

The committee evaluates the performance of the Chief Executive Officer with the other independent members of the Board. The committee evaluates the performance of other executive officers based on its interactions with those individuals and based on evaluations of their performance submitted to it by our Chief Executive Officer.

To assist in setting appropriate levels of compensation for executive officers and directors, the committee receives information and advice from an outside consultant it engages. Since early 2010, the individual serving as the committee’s consultant has been associated with Exequity, LLP. Prior to that time, he was associated with Hewitt Associates LLC. Exequity does not work for the company in any capacity other than as an advisor to the Compensation Committee. The committee also received information from the head of our Human Resources organization and, for officers other than our Chief Executive Officer, advice and recommendations from our Chief Executive Officer.

In late 2009, and again in late 2010, the committee provided its consultant with information about our executive officer compensation packages and instructed the consultant to prepare comparisons of our compensation packages with those of the companies in the peer groups described under “Compensation Discussion and Analysis,” which the consultant did. The consultant’s presentations also included information about the compensation practices of the companies in our peer group, including:

•	Performance measures used for annual bonuses.

•	The types of long-term incentives awarded. (2010 only)

•	The prevalence and types of performance metrics used in long-term incentive awards. (2010 only)

The committee used the information in the presentation from late 2009 as background for the compensation actions it took in February 2010, when we conducted our annual compensation review for executive officers. At that time, our Human Resources organization provided the committee with our CEO’s recommendations for base salary and equity compensation for executive officers other than the CEO and included comparisons with market data.

Our Human Resources organization also provided the committee with “tally sheets” showing the major elements of each executive officer’s compensation, as well as information about each executive officer’s historical compensation, including the value at various stock prices of unvested stock options and restricted stock units held by the officer and base salary history. The information about equity awards provides information about the retention value of those awards for each officer.

In February 2010, the Compensation Committee awarded to our executive officers performance-based restricted stock units for the first time. The committee selected the performance metrics and performance period for these awards based on recommendations and alternatives presented by management. These recommendations had been developed with input from the committee’s consultant and from the committee.

In February 2010, Exequity, at the committee’s request, provided the committee with suggested changes to the company’s director compensation programs. Exequity recommended several changes, including:

•	Increasing the cash retainer paid to the chairs of the standing committees, as the existing fees were below competitive amounts.

•	Adding meeting fees for meetings that exceeded an expected level in order to adequately compensate directors when a higher than anticipated number of meetings occurs, for example when major transactions are undertaken.

•	Changing the equity compensation of directors from all stock options to a mix of stock options and restricted stock units.

At that time, the Board, following the Compensation Committee’s recommendation, made the 2010 changes to our director compensation program described below under “Director Compensation.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for matters relating to the organization and membership of the Board and its committees and for other corporate governance issues. The committee:

•	Identifies and recommends to the Board individuals qualified to serve as directors of the company and on committees of the Board.

•	Recommends to the Board the director nominees for each annual meeting of stockholders.

•	Advises the Board on Board composition, procedures and whether to form or dissolve committees.

•	Advises the Board on corporate governance matters.

•	Periodically performs succession planning for officer positions, including the Chief Executive Officer.

•	Oversees and develops criteria for oversight of the evaluation of the Board.

The committee met four times in 2010.

The committee may retain, and in the past has retained, consultants to assist it in identifying and evaluating candidates to serve as directors of the company. Directors may also identify candidates for the committee. For each candidate, the committee considers the likelihood that the individual will enhance the Board’s ability to manage and direct our affairs and business, including, when applicable, by enhancing the ability of committees of the Board to fulfill their duties and satisfy any requirements imposed by law, regulation or stock exchange listing requirements. We do not, however, have any specific minimum qualifications for candidates. When considering candidates for director, the committee takes into account a number of factors, including the following:

•	Whether the candidate has relevant business experience.

•	Judgment, skill, integrity and reputation.

•	Existing commitments to other businesses.

•	Independence from management.

•	Whether the candidate’s election would be consistent with our corporate governance guidelines.

•	Potential conflicts of interest with other pursuits, including any relationship between the candidate and any customer, supplier or competitor of LSI.

•	Legal considerations, such as antitrust issues.

•	Corporate governance background.

•	Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership.

•	Executive compensation background, to enable the committee to determine whether the candidate would be suitable for Compensation Committee membership.

•	The size and composition of the existing Board.

While the committee does not have a formal policy concerning diversity, it does seek to have directors with a variety of backgrounds that can provide different points of view and insights from different areas of expertise.

The committee will consider candidates for director suggested by stockholders applying the factors described above and considering the additional information described below. Stockholders wishing to suggest a candidate for director should write to the Corporate Secretary at the address indicated below, and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the committee.

•	The name of and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	A statement detailing the candidate’s ownership of LSI securities.

•	Information regarding each of the factors listed above, other than the factor regarding board size and composition, sufficient to enable the committee to evaluate the candidate.

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate.

•	A statement from the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Before nominating a sitting director for re-election, the committee will consider the director’s past performance as a member of LSI’s Board of Directors.

In 2010, the committee conducted a search for one director position. The committee was seeking a candidate with experience in financial matters and with relevant industry experience. The committee evaluated a number of potential candidates suggested by other directors. As a result of the search, the committee selected, and in February 2011 the Board elected as a director, Mr. Pope. Mr. Pope was initially identified by Mr. Reyes, the Chairman of our Board.

Under our by-laws, nominations for director may be made only by or at the direction of the Board, or by a stockholder of record at the time of giving notice who is entitled to vote and who delivers written notice along with the additional information and materials required by the by-laws to our Corporate Secretary not later than the 45th day or earlier than the 75th day before the one-year anniversary of the date that we released to stockholders the proxy statement for our previous year’s annual meeting. For 2012, our Corporate Secretary must receive this notice on or after January 15, 2012, and on or before February 14, 2012. You can obtain a copy of the full text of the by-law provision by writing to our Corporate Secretary, 1621 Barber Lane, Milpitas, CA 95035.

Risk Management

Our management is responsible for identifying the risks we face in our business and determining what steps, if any, we should take to mitigate those risks. Our Audit Committee discusses with management the process by which management evaluates these risks. It also discusses with management the financial risks we face. Twice a year, management presents to the full Board a list of the main risks faced by the business and management’s efforts and plans to mitigate the potential impact of those risks. In addition, the Board has requested that, beginning in 2011, management provide several times a year a detailed analysis of one specific risk and management’s actions to mitigate the potential impact of that risk.

Communications with Directors

Individuals who want to communicate with our Board of Directors or any individual director can write to:
LSI Corporation
Board Administration
200 Connell Drive — Suite 1800
Berkeley Heights, NJ 07922

You also can send an e-mail to the appropriate address below:

•	board@lsi.com for communications to the whole Board or any individual director.

•	auditchair@lsi.com for communications to the Chairman of our Audit Committee.

•	compensationchair@lsi.com for communications to the Chairman of our Compensation Committee.

•	nominatingchair@lsi.com for communications to the Chairman of our Nominating and Corporate Governance Committee.

The Corporate Secretary’s office will review each communication. Depending on the subject matter, that office will:

•	Forward the communication to the director or directors to whom it is addressed.

•	Attempt to handle the inquiry directly, without forwarding it, for example where it is a request for information about LSI or it is a stock-related matter.

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, the Corporate Secretary presents a summary of all communications received since the last meeting and makes those communications available to the directors on request. The Board has approved this process.

Compensation Committee Interlocks and Insider Participation

Messrs. Haggerty, Miner and Netravali and Ms. Whitney served on our Compensation Committee in 2010. None of these individuals has ever been an employee of LSI, none of them was involved in a transaction involving LSI that we are required to disclose under “related person transaction” rules and no “compensation committee interlocks” existed during 2010.

Director Compensation

We pay directors who are not employees of the company cash retainers and grant them equity awards. The table below summarizes the compensation we paid for 2010 to each person who served as a non-employee director at any time during 2010.

Director Compensation for 2010

	Fees Earned	Stock	Option
	or Paid	Awards ($)	Awards ($)
Name	in Cash ($)	(1)	(1)	Total ($)

Charles A. Haggerty	95,500	63,999	68,579	228,078
Richard S. Hill	77,000	63,999	68,579	209,578
John H.F. Miner	90,500	63,999	68,579	223,078
Arun Netravali	83,000	63,999	68,579	215,578
Matthew J. O’Rourke	78,000	63,999	68,579	210,578
Gregorio Reyes	123,000	63,999	68,579	255,578
Michael G. Strachan	93,000	63,999	68,579	225,578
Susan Whitney	82,000	63,999	68,579	214,578

(1)	Each director received one stock option and one grant of restricted stock units in 2010. The amounts shown in these columns reflect the grant date fair value of the stock option or restricted stock units granted to the named individual. You can find information about the assumptions we used in valuing these stock options in note 3 to the financial statements included in our 2010 Annual Report on Form 10-K. The restricted stock units were valued using the closing price of our stock on the grant date. The following table presents additional information about stock options and restricted stock units held by our non-employee directors at the end of 2010.

		Number of Shares
	Number of Restricted	Subject to
	Stock Units	Stock Options
Name	Held at 12/31/10	Held at 12/31/10

Charles A. Haggerty	11,615	213,556
Richard S. Hill	11,615	211,636
John H.F. Miner	11,615	213,556
Arun Netravali	11,615	244,036
Matthew J. O’Rourke	11,615	348,556
Gregorio Reyes	11,615	353,556
Michael G. Strachan	11,615	123,556
Susan Whitney	11,615	123,556

The amounts shown in the Director Compensation table reflect the following changes we made to our director compensation programs in early 2010:

•	We changed the grant date for the annual equity grants to directors from April 1 to March 1 so that director grants would be made on the same day that we make annual grants to employees generally.

•	We replaced an annual director stock option grant covering 30,000 shares with a combination of a stock option and restricted stock units.

•	We increased the annual cash retainer we pay the chairman of the Compensation Committee from $17,500 to $22,500.

•	We provided that directors would receive an additional fee of $1,000 per Board meeting attended each year in excess of six.

In early 2011, we changed the equity awards received by a director when first elected to the Board to a combination of a stock option and restricted stock units, similar to the annual director grants.

Following these changes, our standard director compensation programs are described below. Directors who are employees of the company receive no additional compensation for their service as a director.

Compensation Element	Amount ($)

Annual retainer for Chairman of the Board	120,000
Annual retainer for each other director	60,000
Additional retainer per Board meeting attended in excess of six per year	1,000

Additional annual retainer for the Chairman of the Audit Committee	30,000
Additional annual retainer for each other member of the Audit Committee	15,000

Additional annual retainer for the Chairman of the Compensation Committee	22,500
Additional annual retainer for each other member of the Compensation Committee	10,000

Additional annual retainer for the Chairman of the Nominating and Corporate Governance Committee	17,500
Additional annual retainer for each other member of the Nominating and Corporate Governance Committee	10,000

Each non-employee director receives a stock option and restricted stock units when he or she first becomes a director and each March 1 thereafter if he or she has been a director for at least six months. The number of restricted stock units received is equal to $64,000 divided by our closing stock price on the date of grant and the number of shares covered by the stock option is equal to 3.75 times the number of restricted stock units received. We believe this results in the stock option and restricted stock units the director receives having an aggregate value of approximately $160,000, with 60% of the value in the form of the stock option and 40% of the value in the form of the restricted stock units. These stock options become exercisable in full six months after the date of grant and the restricted stock units vest in full one year after the date of grant. Options granted to a director may be exercised only while the director serves on the Board, within 12 months after death or following termination of service on the Board as a result of total disability or within 90 days after the individual ceases to serve as a director of LSI for a reason other than death, total disability or misconduct, but in no event after the seven-year term of the option has expired. Options granted to directors before May 2008 had a maximum term of 10 years.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited financial statements for the year ended December 31, 2010. The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed under Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received from PricewaterhouseCoopers the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Michael G. Strachan, Chairman
Richard S. Hill
Matthew J. O’Rourke

SECURITY OWNERSHIP

The following table sets forth information about the beneficial ownership of LSI common stock as of March 3, 2011, by all persons known to us to be beneficial owners of more than five percent of our common stock, by all directors, nominees for director and executive officers named in the Summary Compensation Table and by all current directors and executive officers as a group. On March 3, 2011, 618,301,104 shares of our common stock were outstanding.

	Number		Percent of Common
	of Shares		Stock Beneficially
Name	Beneficially Owned(1)		Owned (%)

BlackRock, Inc.	88,946,298	(2)	14.4
Franklin Mutual Advisers, LLC	47,282,012	(3)	7.6
Cramer Rosenthal McGlynn, LLC	37,098,254	(4)	6.0
The Vanguard Group, Inc.	31,310,946	(5)	5.1
Charles A. Haggerty	305,171	(6)		*
Richard S. Hill	216,771			*
John H.F. Miner	242,731	(7)		*
Arun Netravali	259,111			*
Matthew J. O’Rourke	375,171	(8)		*
Charles C. Pope	—		—
Gregorio Reyes	520,171	(9)		*
Michael G. Strachan	170,171	(10)		*
Susan Whitney	141,171	(11)		*
Abhijit Y. Talwalkar	5,248,314			*
Bryon Look	1,800,423			*
D. Jeffrey Richardson	1,885,092			*
Phil Bullinger	1,531,782			*
Jean F. Rankin	1,067,909			*
All current directors and executive officers as a group (14 individuals)	13,763,988		2.2

*	less than 1%

(1)	Includes beneficial ownership of the following numbers of shares of LSI common stock that may be acquired within 60 days of March 3, 2011, pursuant to stock options awarded under LSI stock plans:

Number of shares
subject to stock
Name	options

Mr. Haggerty	213,556
Mr. Hill	205,156
Mr. Miner	213,556
Mr. Netravali	244,036
Mr. O’Rourke	348,556
Mr. Reyes	353,556
Mr. Strachan	108,556
Ms. Whitney	108,556
Mr. Talwalkar	4,737,500
Mr. Look	1,600,000
Mr. Richardson	1,681,250
Mr. Bullinger	1,320,000
Ms. Rankin	877,810
All current directors and executive officers as a group	12,012,088

(2)	As reported in Schedule 13G/A filed January 10, 2011, with the Securities and Exchange Commission by BlackRock, Inc. BlackRock has sole voting and sole dispositive power over all shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(3)	As reported in Schedule 13G/A filed January 28, 2011, with the Securities and Exchange Commission by Franklin Mutual Advisers, LLC. Franklin Mutual has sole voting and sole dispositive power over all shares. The address for Franklin Mutual is 101 John F. Kennedy Parkway, Short Hills, NJ 07078.

(4)	As reported in Schedule 13G filed February 11, 2011, with the Securities and Exchange Commission by Cramer Rosenthal McGlynn, LLC. Cramer Rosenthal McGlynn has sole voting power over 33,340,406 shares, shared voting power over 53,400 shares and sole dispositive power over all shares. The address for Cramer Rosenthal McGlynn is 520 Madison Ave., New York, NY 10022.

(5)	As reported in Schedule 13G filed February 10, 2011, with the Securities and Exchange Commission by The Vanguard Group, Inc. The Vanguard Group has sole voting power over 788,013 shares, sole dispositive power over 30,522,933 shares and shared dispositive power over 788,013 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Includes 80,000 shares held in a trust, the trustees of which are Mr. Haggerty and his wife. They share investment and voting control over those shares.

(7)	Includes 17,560 shares held in a trust, the trustees of which are Mr. Miner and his wife. They share investment and voting control over those shares along with Atherton Lane Advisors.

(8)	Includes 15,000 shares held in a trust, the trustees of which are Mr. O’Rourke and his wife. They share investment and voting control over those shares.

(9)	Includes 10,000 shares held in a trust, the trustees of which are Mr. Reyes and his wife. They share investment and voting control over those shares.

(10)	Includes 50,000 shares held in a trust, the trustees of which are Mr. Strachan and his wife. They share investment and voting control over those shares.

(11)	Includes 21,000 shares held jointly by Ms. Whitney and her husband. They share investment and voting control over those shares.

PROPOSAL ONE — ELECTION OF DIRECTORS

Nominees

Our Board of Directors currently consists of ten members.  This year, Matthew J. O’Rourke has decided not to stand for re-election. We would like to thank him for his service on the Board over the last 12 years and wish him well in the future. The Board intends to reduce the size of the Board to nine members, effective at the annual meeting. Accordingly, stockholders will be electing nine directors at the meeting. All directors are elected annually and serve until the next annual meeting or until their successors have been duly elected and qualified.

The Board of Directors expects all nominees named below to be available to serve as directors if elected. If any nominee named below is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee designated by the current Board of Directors to fill the vacancy.

Set forth below is information about the nominees for election as directors and the specific experience, qualifications, attributes or skills that the Board considered in determining to nominate each individual.

			Director
Name of Nominee	Age	Principal Occupation	Since

Charles A. Haggerty	69	President and Chief Executive Officer, LeConte Associates	2006
Richard S. Hill	59	Chief Executive Officer and Director, Novellus Systems, Inc.	2007
John H.F. Miner	56	Managing Director, Pivotal Investments LLC	2006
Arun Netravali	64	Managing Partner, OmniCapital Group LLC	2007
Charles C. Pope	56	Retired Chief Financial Officer, Seagate Technology	2011
Gregorio Reyes	70	Management Consultant	2001
Michael G. Strachan	62	Retired Partner, Ernst & Young LLP	2009
Abhijit Y. Talwalkar	47	President and Chief Executive Officer of LSI	2005
Susan Whitney	61	Retired General Manager, IBM System x	2008

There are no family relationships between or among any of our directors or executive officers. Messrs. Hill and Netravali joined our Board in 2007 as designees of Agere Systems in connection with our merger with Agere.

Mr. Haggerty has served as President and Chief Executive Officer of LeConte Associates, a consulting and investment firm, since 2000. From 1993 to 2000, Mr. Haggerty was Chairman, President and Chief Executive Officer of Western Digital Corporation, a maker of hard disk drives for digital information storage. Previously he was with IBM Corporation, where he served in various general management roles including marketing, product development and operations capacities during a 28-year career. He serves on the boards of Beckman Coulter, Inc., Deluxe Corporation, Imation Corporation and Pentair, Inc. From his position as the head of a publicly-held maker of hard drives, he has experience with issues faced by those leading a public company and experience in an industry which is one of our target customers. He is also able to provide our Board with valuable insights gained over the last 17 years from his service as a director of other public companies and his service on a number of board committees.

Mr. Hill has been Chief Executive Officer and a director of Novellus Systems, Inc., a supplier of integrated circuit manufacturing equipment, since 1993 and has been Chairman of its board of directors since 1996. Before joining Novellus, Mr. Hill spent 12 years at Tektronix, Inc., where he held a variety of positions, including President of Tektronix Development Company, Vice President of the Test and Measurement Group and President of Tektronix Components Corporation. Prior to joining Tektronix, he held engineering management and engineering positions at General Electric, Motorola and Hughes Aircraft Company. Mr. Hill is a director of Arrow Electronics, Inc. and SemiLEDs Corporation and is Chairman of the University of Illinois Foundation. Novellus makes equipment used by semiconductor foundries in the process of making integrated circuits. From his position as the head of Novellus, he has experience with issues faced by those leading a public company and is familiar with trends and developments in the semiconductor foundry business.

Mr. Miner has been a managing director of Pivotal Investments LLC, a venture capital fund, since January 2009, and is a director of three private companies. From April 2003 to June 2005, Mr. Miner was the President of Intel Capital, a venture capital organization of Intel Corporation, a microprocessor manufacturer, and a Corporate Vice President of Intel. He retired from Intel in June 2005, after 22 years of service in various sales, engineering, marketing and general management roles. At Intel, Mr. Miner gained knowledge of a number of markets we serve, including the personal computer, server and networking markets. Through his experience in the venture capital industry, he also has skills in evaluating business opportunities.

Mr. Netravali has been Managing Partner of OmniCapital Group LLC, a venture capital firm, since November 2004. From January 2002 to April 2003, Mr. Netravali was Chief Scientist for Lucent Technologies Inc., a provider of services, systems and software for communications networks. From June 1999 to January 2002, Mr. Netravali was President of Bell Labs as well as Lucent’s Chief Technology Officer and Chief Network Architect. Mr. Netravali currently serves on the board of Level 3 Communications Inc. Mr. Netravali has an extensive background in the technology industry and, in particular, the networking field that we serve.

Mr. Pope was Chief Financial Officer of Seagate Technology, a maker of hard disk drives, from 1998 through August 2008. From August 2008 through October 2010, he served as Executive Vice President — Corporate Development for Seagate. Mr. Pope has significant experience in the hard disk drive industry, which is one of our target customers, and with finance and financial reporting matters through his positions with Seagate and through other finance positions he held earlier in his career.

Mr. Reyes has served as the Company’s Chairman of the Board of Directors since May 2007. Mr. Reyes has been a private investor and management consultant since 1994. He co-founded Sunward Technologies in 1985 and served as Chairman and Chief Executive Officer until 1994. Mr. Reyes serves on the board of directors of Dialog Semiconductor and Seagate Technology. Mr. Reyes has extensive experience in the technology industry and, through his position with Sunward and on other boards, with issues faced by those running a public company.

Mr. Strachan retired from Ernst & Young LLP in December 2008. During 2008, he was a member of Ernst & Young’s America’s Executive Board, which oversaw the firm’s strategic initiatives in North and South America. From 2007 to December 2008, he was a member of Ernst & Young’s U.S. Executive Board, which oversaw partnership matters in the U.S. for the firm. From 2000 through December 2008, he was Vice Chairman and Area Managing Partner for Ernst & Young offices between San Jose, California and Seattle, Washington, and was responsible for oversight of the firm’s operations in that area. He began his career at Ernst & Young in 1976. His experience in the accounting industry enables him to play a meaningful role in the oversight of our financial reporting and accounting practices.

Mr. Talwalkar has been our President and Chief Executive Officer and a member of our Board of Directors since May 2005. Prior to joining LSI, Mr. Talwalkar was employed by Intel Corporation, a microprocessor manufacturer, from 1993 until 2005. At Intel, he held a number of management positions, including senior positions from 1995 to 2005. Mr. Talwalkar is a member of the board of directors of LAM Research Corporation. As the Chief Executive Officer of LSI, he has detailed and unique knowledge of the company’s operations, opportunities and challenges.

Ms. Whitney is retired from IBM, a provider of information technology products and services, where she most recently served from 2001 to 2007 as General Manager, IBM System x, IBM’s x86-based server division. She began her career at IBM in 1972. Ms. Whitney has over 35 years of experience in computer hardware and software and has extensive knowledge of related market requirements and trends and distribution systems, as well as financial business models. From running a global business, she also has insights into both developed and developing markets. She also has experience in markets we serve.

Other Director

Mr. O’Rourke is not standing for re-election.  He was a partner with the accounting firm Price Waterhouse LLP (a predecessor firm of PricewaterhouseCoopers LLP) from 1972 until his retirement in June 1996. Since his retirement, Mr. O’Rourke has been an independent business consultant. His experience in the accounting industry enables him to play a meaningful role in the oversight of our financial reporting and accounting practices.

Board Recommendation

The Board of Directors recommends a vote “FOR” the election of each of the nominees listed above as a director of the company.

PROPOSAL TWO — RATIFICATION OF SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the 2011 fiscal year. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting, will be permitted to make a statement if desired and will be available to answer appropriate questions. The Audit Committee has considered whether the non-audit services provided by PricewaterhouseCoopers are compatible with maintaining the independence of PricewaterhouseCoopers and has concluded that the independence of PricewaterhouseCoopers is maintained and is not compromised by the services provided.

The following table presents the fees billed by PricewaterhouseCoopers to LSI for 2010 and 2009.

Nature of Services	2010	2009
	(In thousands)($)	(In thousands)($)

Audit Fees	2,551	2,885
Audit-Related Fees	—	—
Tax Fees(1)	859	1,191
All Other Fees(2)	9	9

Total Fees Billed	3,419	4,085

(1)	“Tax Fees” represent fees charged for tax advice, tax compliance, domestic and international tax planning and global tax audit defense.

(2)	“All Other Fees” include charges for access to an accounting research tool provided by PricewaterhouseCoopers.

Under its charter, the Audit Committee must pre-approve all engagements of the independent auditors unless an exception to such pre-approval requirement exists under applicable law. Each year, the committee approves the retention of the independent auditors to audit our financial statements, including proposed fees, before the filing of the preceding year’s annual report on Form 10-K. At the beginning of the year, the committee evaluates other known potential engagements of the independent auditors, including the scope of the work proposed to be performed and the proposed fees, and approves or rejects each engagement, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditors’ independence from management. At each subsequent meeting, the committee receives updates on the services actually provided by the independent auditors, and management may present additional services for approval. Typically, these are services that would not have been known at the beginning of the year, such as due diligence for an acquisition.

Under the committee’s charter, the Chairman of the committee has the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. This might occur, for example, if we were to propose to execute a financing transaction on an accelerated schedule. If the Chairman approves any engagements under this authority, he reports that approval to the full committee at the next committee meeting. In 2010 and 2009, all engagements of our independent auditors were approved in accordance with our pre-approval requirements.

Board Recommendation

The Board of Directors recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as LSI’s independent auditors for 2011.

PROPOSAL THREE — ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

As we describe in the Compensation Discussion and Analysis below, we seek to provide our executive officers with a competitive compensation package that will motivate them to drive both short-term and long-term business success. Highlights of our executive compensation program include:

•	A significant portion of the total pay opportunity of each executive officer is delivered in the form of incentives that depend on the company’s performance.

•	Our compensation program includes a mix of short and long-term incentives, including both cash and equity. Each year, the Compensation Committee reviews the forms and levels of executive compensation with an independent compensation consultant with a goal of ensuring that we provide our executive officers with a competitive compensation package that encourages our executive officers to take actions that will increase long-term stockholder value while at the same time minimizing excessive risk taking.

•	Our bonus program provides for annual bonuses for executive officers that depend principally on the level of non-GAAP operating income that we achieve and, to a lesser extent, achievement of operational goals.

•	Our equity compensation program for executive officers includes a mix of stock options, performance-based restricted stock units and time-based restricted stock units. The performance-based restricted stock units were first introduced in 2010. Those restricted stock units will not vest unless, over a three-year period, we perform at least as well as 50% of the companies in the peer group identified under the heading “Our Benchmarking Practices” in the Compensation Discussion and Analysis.

•	We have instituted stock ownership guidelines for our executive officers that we believe will encourage those individuals to avoid taking excessive risks to increase their current compensation levels.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, requires us to conduct a vote on the compensation as disclosed in this proxy statement of the executive officers identified in the Summary Compensation Table. We refer to these individuals as our “named executive officers.”

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the company, our Board of Directors or the Compensation Committee. To the extent there is any significant vote against our executive officer compensation, the Compensation Committee will evaluate whether any actions are appropriate to address the concerns of stockholders.

The Board of Directors recommends a vote “For” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL FOUR — ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should conduct future advisory votes on the compensation of our named executive officers. By voting on this proposal, stockholders may express a preference for future advisory votes on executive compensation occurring once every one, two or three years.

Our Board of Directors believes that an advisory vote on executive compensation should occur every year. With annual votes, the Board can be alerted promptly of any stockholder concern over our executive compensation practices.

While this vote is advisory in nature and is not binding on the company or the Board of Directors, we recognize that stockholders may have different views as to the appropriate frequency of advisory votes on executive compensation for the company, and will consider the outcome of this vote before adopting a final policy.

The Board of Directors recommends a vote in favor of annual advisory votes on our executive compensation.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2010

(c)
Number of
	(a)			Securities
	Number of			Remaining Available
	Securities to be		(b)	for Future Issuance
	Issued upon		Weighted-average	Under Equity
	Exercise of		Exercise Price of	Compensation Plans
	Outstanding		Outstanding	(Excluding Securities
	Options, Warrants		Options, Warrants	Reflected in Column
Plan Category	and Rights		and Rights	(a))

Equity compensation plans approved by security holders	56,728,132		$4.46	70,995,628	(1)
Equity compensation plans not approved by security holders(2)	29,185,832		$8.53	—

Total	85,913,964	(3)	$5.84	70,995,628	(1)

(1)	Of this amount, 28,457,866 shares were available for awards of restricted stock or restricted stock units under our 2003 Equity Incentive Plan. Those shares were also available for stock option awards. The amount shown also includes 26,612,043 shares that were available for purchase under our Employee Stock Purchase Plan.

(2)	In connection with a number of acquisitions we have made, we have assumed equity awards originally granted by the acquired company. The table does not include information about those awards. At December 31, 2010 and pursuant to those awards, up to 9,438,263 shares were issuable upon exercise of outstanding stock options and stock appreciation rights, with a weighted average exercise price of $8.90 per share. We will not issue any further awards under the plans pursuant to which these awards were issued.

(3)	Includes 74,605,725 shares that were issuable upon exercise of outstanding stock options and stock appreciation rights and up to 11,308,239 shares that were issuable upon vesting of restricted stock units.

You can find additional information about our equity compensation plans in note 3 to the financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In 2010, our revenues were 16% higher than in 2009 and we had net income of $40 million, or 6 cents per share, compared to a loss of $48 million or 7 cents per share in 2009. We continued our focus on expense control in 2010 as our business improved from 2009 levels. We also continued to make progress on our business strategy of seeking designs for mainstream projects at industry-leading customers in areas where we can be a leading competitor.

The changes in our executive officer compensation levels from 2009 to 2010 reflect both our improved financial results in 2010 and the fact that we had reduced our executive officers’ compensation in 2009. As a result of the economic downturn that started in the fall of 2008, in 2009, we reduced the compensation of all of our employees, including our executive officers, in order to preserve liquidity and to allow us to continue investing in new products to drive future business results. The ways we reduced our executive officers’ compensation included:

•	We did not pay bonuses to executive officers in 2009 even though our financial performance would have supported doing so.

•	We granted our executive officers equity awards with less aggregate value than the equity awards we granted in 2008, in order to reduce share usage.

In 2010, the amounts of the bonuses we paid to our executive officers depended on a formula that took into account our level of operating income determined on a non-GAAP basis. While our non-GAAP operating performance was better than our plan for the year, it did not reach a level that we felt would justify providing aggregate funding for bonuses at target levels for the company as a whole. You can find below more information about our 2010 bonus program and the rest of our 2010 compensation decisions for executive officers.

2010 Compensation Program Changes

In 2010, we conditioned the vesting of a portion of the equity compensation that we awarded to our executive officers on the company meeting two company performance tests that are measured over a three-year period. We also instituted stock ownership guidelines for our executive officers and members of our Board of Directors.

Goals of Our Compensation Program

Our compensation program is intended to support our strategic goals and provide all of our executive officers with a comprehensive compensation package that will motivate them to drive both short-term and long-term business success while at the same time allowing us to attract, retain and reward talented individuals to lead the business.

In light of these objectives, we utilized the following guidelines in designing our compensation program for executive officers:

•	We should have base salaries and employee benefit programs that are competitive with the programs offered by companies with which we compete for executive talent.

•	We should provide executives with the opportunity to earn short-term cash incentives based primarily on our achievement of corporate financial, strategic and operational goals. Typically, the strategic and operational goals are intended to help drive our longer term performance and include, for example, obtaining design wins and meeting product development deadlines. For more senior executives, the target bonus opportunity should be a greater percentage of their total cash compensation opportunity than for lower level employees so that more of their cash compensation depends on achievement of corporate goals. For example, the target bonus of our Chief Executive Officer is 56% of his total cash compensation opportunity, while the target bonus of the other executive officers ranges from 43% to 50% of their total cash compensation opportunity.

•	We should offer equity opportunities that provide long-term incentives for creating additional stockholder value. We believe that offering our executive officers the ability to realize value from increases in the market price of our shares through equity awards aligns the interests of our executive officers with the long-term interests of our stockholders. Between 60% and 65% of our executive officers’ total compensation opportunity is delivered in the form of equity compensation. We expect the introduction of performance-based equity awards in 2010 will further focus our executive officers on driving improved financial performance.

Our Compensation Committee is responsible for the executive compensation program.

Our Benchmarking Practices

In analyzing our executive officer compensation programs, the Compensation Committee reviews information contained in proxy statements about the executive compensation practices of a “peer group” of companies. Our peer group includes companies in industry groups similar to the ones in which we conduct business and that, at the time the peer group was selected, ranged in market capitalization from about one-third to three times our market capitalization. The peer group was recommended by the committee’s consultant and reviewed and approved by the committee and consists of:

Advanced Micro Devices, Inc.	MEMC Electronic Materials, Inc.
Altera Corporation	National Semiconductor Corporation
Amkor Technology, Inc.	NetApp, Inc.
Analog Devices, Inc.	NVIDIA Corporation
Atmel Corporation	ON Semiconductor Corporation
Broadcom Corporation	Sandisk Corporation
Fairchild Semiconductor International	Spansion Inc.
International Rectifier Corporation	Western Digital Corporation
Marvell Technology Group Ltd.	Xilinx, Inc.

For 2010 compensation decisions, the committee was not able to review compensation information from Spansion because that company had not filed with the Securities and Exchange Commission a proxy statement including the relevant information. The committee reviewed information from each of the other companies for base salary, target bonus, total cash opportunity and equity compensation, as well as total compensation.

The committee did not use any other information for our CEO or our Chief Financial Officer. Because the job responsibilities of other officers for whom compensation information is provided in proxy statements varies, the committee also reviewed information from a larger number of high-tech companies located in Northern California that participated in the Radford Executive Survey, when evaluating the compensation of the heads of our business groups and our general counsel. For Messrs. Bullinger and Richardson, the committee based its compensation decisions on comparisons between our practices and those of the companies in the peer group for which data was available, and used the comparison with the larger number of high-tech companies as additional information. For Ms. Rankin, the committee based its compensation decisions on comparisons with the Radford survey data because it felt that it could not obtain sufficient comparable information for a chief legal officer from peer company proxy statements. You can find a list of the companies included in the Radford survey data at the end of this proxy statement.

Compensation Consultant

The committee has an outside consultant that advises it and provides data on executive compensation issues. Since early 2010, the individual serving as the committee’s consultant has been associated with Exequity, LLP. Prior to that time, he was associated with Hewitt Associates LLC. Exequity does not work for the company in any capacity other than as an advisor to the Compensation Committee.

Compensation Elements

Our executive officer compensation program includes the following types of pay:

•	Base salary.

•	Bonus incentives.

•	Equity incentives.

•	Severance benefits.

•	An allowance in lieu of executive perquisites.

•	Other benefits that are generally available to all of our employees.

Except for benefits available to employees generally, the Compensation Committee reviews each element of executive compensation separately and total compensation as a whole. The committee determines the appropriate mix of elements with a view to rewarding individual and company performance and to ensuring that, with respect to base salary, target bonus and equity compensation, we remain competitive with the executive officer compensation practices of the companies described above under “Our Benchmarking Practices.” The committee also reviews tally sheets that list the value of each major element of compensation that we paid to each of our executive officers in a year, as well as information about historical equity grants and potential gains at various stock prices.

In determining the extent of the use and the weight of each element of compensation, the committee considers the effect and importance of each element in meeting our compensation objectives. For example, base salary and generally available benefits allow us to remain competitive in the marketplace in order to continue to attract top talent. We typically structure our bonus incentives to reward executive officers for achieving corporate and organizational performance goals.

Cash Compensation

We typically set base salaries and target bonus percentages for individual officers when we hire them or when we promote them from other positions at the company. We review base salaries and target bonus percentages annually and at other times if individual circumstances make doing so appropriate. Circumstances under which we might make changes include:

•	When an individual’s role in the company changes and they have more or less responsibility or have more or less potential to affect our results.

•	When doing so maintains what we believe to be appropriate relationships between the compensation provided to different LSI executive officers.

•	When we believe doing so is necessary for retention reasons.

•	When market data indicates that we are not compensating an individual competitively.

Our bonus programs typically use non-GAAP operating income as the primary performance measure. We believe use of this measure balances the goals of increasing revenue and improving operating results.

We seek to deliver between 35% and 40% of each officer’s target compensation in the form of base salary and bonus opportunity to align our compensation program with market practices. By delivering a higher portion of the total compensation package in the form of equity, we believe that we align our executive officers’ interests with those of our stockholders because our executive officers will realize more value from their equity compensation if they deliver greater stockholder value.

Before 2009, we provided our executive officers with a number of executive perquisites. In 2009, we replaced these benefits with a cash allowance to reduce the burden of administering individual programs while providing our executives the flexibility to use the money for those services that are most important to them. The amount of the allowance is $25,000 per year for our Chief Executive Officer and $20,000 per year for each of the other executive officers.

Equity Compensation

Our equity incentives include stock options and restricted stock units that are multi-year awards intended to provide incentives to our executive officers to increase stockholder value and to continue to serve as an employee of LSI until their options become exercisable or their restricted stock units vest.

In 2010, we awarded two types of restricted stock units to our executive officers. One type, performance-based restricted stock units, will vest in three years, but only if we meet two performance tests, each of which requires that we perform at least as well as 50% of our peer group, and if the individual stays with the company. The other type, time-based restricted stock units, will vest at the rate of one quarter per year for four years if the individual stays with the company. We believe that the use of time-based restricted stock units in addition to stock options and performance-based restricted stock units helps further our retention goals by encouraging our executive officers to remain with the company and fully execute our design win and customer focus strategies. These strategies generally take a number of years to be fully implemented and reflected in our financial performance.

We typically grant equity awards to employees broadly in early March of each year. We make other grants during the year principally for new hires and for retention. We generally make these other grants at the beginning of each month and at regularly scheduled board meetings. We do not decide when to make equity grants based on our plans for the public release of material information and do not time our release of material information to the public based on when we make equity grants.

Our Compensation Committee may take action to grant awards on a future date. This allows us to grant restricted stock units on a limited number of days in a calendar month, thereby reducing the number of restricted stock unit vesting events we have. It also enables all employees, including our executive officers, to have the same grant date for equity awards that are part of our annual grant program. Under that program, awards for different groups of employees may be approved on different days, but all awards have the same grant date.

In determining levels of executive compensation, the committee reviews and considers existing equity awards but does not have a formal policy concerning the impact of grants made in the past on future compensation.

Severance Benefits

We believe that reasonable severance arrangements can be beneficial both for executive officers and for the company. By providing some post-employment monetary security, these arrangements enable employees to focus more energy on the company’s business, particularly in times of uncertainty. Having a pre-determined amount of compensation that an executive officer will receive following a termination of employment may also reduce the amount of cost and effort we must expend in individual negotiations.

Company-wide Benefits

Our executive officers also are eligible to participate in the health and welfare programs that we make available to our employees generally, although with higher benefit levels in the case of life insurance and accidental death and dismemberment insurance. They can also participate in our 401(k) program and our employee stock purchase plan on the same terms as other employees.

2010 Compensation Decisions

Overview

In 2010, we targeted total compensation opportunity, including base salary, target bonus percentage and equity compensation, in the third quartile, that is between the 50th and 75th percentiles, of our designated peer group, in order to provide a competitive compensation opportunity to attract and retain talented individuals as senior managers of the company and to recognize the difficulty of achieving the goals in some of our incentive plans. While we also targeted individual compensation elements in the same range, individual elements may vary based on factors such as: what was negotiated for when an executive officer joined the company, the level of other pay elements, retention concerns, experience, succession planning considerations and individual performance. To the extent that we do not attain our operating goals or our stock price does not increase, our executive officers may not achieve payouts in the third quartile.

Following the base salary adjustments described below, the committee believed that the compensation packages it awarded in 2010 to the executive officers identified in the Summary Compensation Table, whom we refer to as the named executive officers, had the following absolute values and values relative to pay packages awarded by the relevant peer groups.

Overall 2010 Compensation Packages

		Position of opportunity
		compared
	Target total pay	to peers based on
Name	opportunity ($)(1)	expected performance(2)

Abhijit Y. Talwalkar	4,800,000	In the mid-third quartile
Bryon Look	2,170,000	In the mid-third quartile
D. Jeffrey Richardson	2,650,000	At the high end of the third quartile
Philip Bullinger	2,126,250	In the mid-third quartile
Jean F. Rankin	1,647,500	In the mid-third quartile

(1)	Target total pay opportunity includes base salary, bonus assuming payment at target and the value of equity awards granted. Because of timing considerations around the computation of financial reporting values for equity awards and the aggressive performance metrics applicable to our performance-based restricted stock units, the committee used valuation estimates that it believed were reasonable, but that differed from the valuations we used later for financial reporting purposes.

(2)	The information in this column shows how the Compensation Committee believed the compensation packages awarded compared to peer compensation based on the company’s plan for 2010. At the time we established our 2010 bonus program, our expected results would have yielded bonus payouts below target levels. Mr. Richardson’s opportunity was placed slightly higher than that of the other individuals to reflect the scope of the operation he manages and his potential for advancement within the organization.

The pay opportunities shown in the table above represent an estimate of what the named executive officers might earn, not cash payments we made to them. The actual amount they will earn will depend on company performance, whether the named executive officers remain with the company and, in the case of stock options, whether and when the named executive officers exercise the stock options.

Base Salary

The following table provides information about the base salaries of our named executive officers.

Base Salary Changes in 2010

	Annual	Annual
	Base Salary	Base Salary
Name	at 12/31/2009 ($)	at 12/31/2010 ($)	Change ($)

Abhijit Y. Talwalkar	800,000	800,000	—
Bryon Look	440,000	440,000	—
D. Jeffrey Richardson	475,000	475,000	—
Philip Bullinger	390,000	415,000	25,000
Jean F. Rankin	320,000	370,000	50,000

The committee re-evaluated the base salaries of the named executive officers in February 2010. The committee increased Mr. Bullinger’s base salary to reflect the fact that Mr. Bullinger had assumed additional responsibility in 2009 after the individual with whom he had been running our storage systems business left the company. The committee noted that Mr. Bullinger’s new base salary was at the low end of the third quartile in the peer group, and slightly below the 50th percentile for similar positions in the Radford data. The committee increased Ms. Rankin’s base salary to an amount at the lower end of the third quartile in the Radford survey and just below the 50th percentile in the peer group. In doing so, the committee noted that, in addition to her responsibilities as the company’s chief legal officer, Ms. Rankin is the head of our intellectual property licensing business. The committee did not change the base salaries of any other executive officer in 2010.

Bonus Incentives

The committee also reviewed the target bonus percentages of the named executive officers in February 2010, but did not believe any changes were appropriate. The following table provides information about the target bonus for each of our named executive officers. The target bonus percentages shown are percentages of base salary.

Target Bonus Percentages for 2010

Name	Target Bonus (%)

Abhijit Y. Talwalkar	125
Bryon Look	75
D. Jeffrey Richardson	100
Philip Bullinger	75
Jean F. Rankin	75

The committee established a bonus program for employees in February 2010. Under that program, no bonuses would be paid unless our non-GAAP operating income was at least $149 million, which was the level of non-GAAP operating income we achieved in 2009. At the time the program was established, the Board-approved plan for 2010 estimated that non-GAAP operating income would be approximately $252 million. Our actual non-GAAP operating income in 2010 was $323 million.

Non-GAAP operating income excludes impairment of goodwill and other intangible assets, stock-based compensation, amortization of acquisition-related intangibles, purchase accounting effect on inventory, restructuring of operations and other items, net, and gain or loss on the sale or write-down of investments.

Under the program, if non-GAAP operating income for 2010 was at least $149 million, then a bonus pool for our executive leadership team, which includes our named executive officers, would have been funded with a portion of our non-GAAP operating income. The program capped the bonus that could be earned by any executive officer at an amount equal to twice the officer’s target bonus. The size of the bonus pool would be computed using the following formula.

Size of pool =	(11% of the first $252 million of non-GAAP operating income + 15% of any non-GAAP operating income over $252 million)
X
(sum of bonuses at target of the executive leadership team / sum of bonuses at target of all participating employees)

According to this formula, we would have provided aggregate bonus funding for members of the executive leadership team equal to approximately 100% of their target bonuses. We also used a formula based on non-GAAP operating income to determine the aggregate amount earned for bonuses for employees other than members of our executive leadership team. Under that formula, employees other than members of our executive leadership team earned aggregate bonuses equal to 84.3% of the sum of the target bonuses of eligible employees.

In 2010, the company significantly exceeded its non-GAAP operating income plan for the year, achieved a high level of design wins that could drive future business and made solid progress on project development, quality and delivery metrics. Notwithstanding these achievements, the committee decided in early 2011 that it would exercise downward discretion and provide funding for bonuses for our executive leadership team at the same percentage of target, 84.3%, as the aggregate level of bonuses earned by employees other than members of the executive leadership team. The committee originally intended to have a portion of the bonus for 2010 for each member of the executive leadership team, including the named executive officers, depend on achievement of specific business objectives relevant to that individual’s responsibilities. Based on a recommendation from our CEO that individual distinctions not be made in light of the lower aggregate funding provided than the level that was earned under the program, the committee awarded each member of our executive leadership team a bonus equal to 84.3% of the individual’s target bonus. The final bonuses paid to our named executive officers for 2010 are shown in the table below.

Bonuses for 2010

Name	Bonus for 2010 ($)

Abhijit Y. Talwalkar	843,000
Bryon Look	278,190
D. Jeffrey Richardson	400,425
Philip Bullinger	262,384
Jean F. Rankin	233,933

Equity Awards

The following table provides information about the equity awards we made to our named executive officers in 2010.

Equity Awards in 2010

		Target number of
	Shares covered	performance-based	Time-based	Approximate
	by	restricted stock	restricted stock	value of equity
Name	stock options (#)	units (#)	units (#)	awards ($)(1)

Abhijit Y. Talwalkar	750,000	115,000	100,000	3,000,000
Bryon Look	350,000	53,667	46,667	1,400,000
D. Jeffrey Richardson	425,000	65,167	56,667	1,700,000
Philip Bullinger	350,000	53,667	46,667	1,400,000
Jean F. Rankin	250,000	38,333	33,333	1,000,000

(1)	Because of timing considerations around the computation of financial reporting values for equity awards and the aggressive performance metrics applicable to our performance-based restricted stock units, the committee used valuation estimates that it believed were reasonable, but that differed from the valuations we used later for financial reporting purposes.

The stock options shown in the table have a seven-year term and become exercisable at the rate of 25% per year. The time-based restricted stock units vest at the rate of 25% per year. The performance-based restricted stock units will vest after three years if the two performance tests described below are met.

In 2010, we determined for each executive officer the dollar amount that we wanted to award that individual in the form of equity awards. That amount is shown in the column “Approximate value of equity awards” in the table above. We then took 40% of this amount and split it between time-based restricted stock units and performance-based restricted stock units using an assumed stock price of $6.00 per share. We then increased the number of performance-based restricted stock units by 15% to reflect the uncertainty of whether these awards would vest and made this the number of performance-based restricted stock units that would vest if the target level of performance was achieved. We multiplied the number of time-based restricted stock units awarded to an executive officer by 7.5 to determine the number of shares that would be subject to the stock option awarded to the individual. The value of the stock option was intended to be three times the aggregate value of the time-based restricted stock units. Each time-based restricted stock unit was valued at roughly 2.5 times the value of each share subject to a stock option.

The performance-based restricted stock units will vest in three years, but only if our revenue growth and adjusted operating income growth are at least equal to that of at least 50% of the companies in our peer group. If these two threshold tests are met, the number of performance-based restricted stock units that will vest will vary based on the level of our adjusted operating income performance, but cannot exceed twice the target number of restricted stock units. Adjusted operating income for this purpose is computed as GAAP operating income, excluding the impact of stock-based compensation, amortization of intangibles and restructuring charges. The following table shows the number of performance-based restricted stock units that will vest if those tests are met.

Performance-Based Restricted Stock Unit Targets and Payouts

If LSI’s adjusted operating income	Multiply the target number of
growth is equal to or greater than	performance-based restricted stock
the adjusted operating income growth	units by the following percentage to
of this percentage of the peer	determine how many restricted stock
companies (%)	units vest (%)

Less than 50	0
50	50
60	100
75	200

Our performance through the end of 2010 would not have been sufficient for any of these performance-based restricted stock units to vest.

Mr. Talwalkar.  In February 2010, we granted Mr. Talwalkar equity awards having a value of approximately $3 million, with the size of each type of award described above. The committee chose this amount to be in the middle of the third quartile of our designated peer group and placed the amount above the median as a reward for Mr. Talwalkar’s efforts in rebuilding the company. This value is higher than the value of the equity awards we granted to Mr. Talwalkar in 2009. In 2009, our stock price was lower during the economic downturn and we chose to reduce the value of the equity awards we made to Mr. Talwalkar and the other named executive officers in order to reduce the number of shares we used for those awards.

Other Compensation Matters

Relationship of Mr. Talwalkar’s Compensation to that of Other Executive Officers

Mr. Talwalkar’s salary, target bonus opportunity and equity awards are each greater than those of our other executive officers because the Compensation Committee believes that the Chief Executive Officer has the ability to make decisions and take actions that will have a significantly greater impact on the company’s performance than the decisions made and the actions taken by the other executive officers.

Stock Ownership Guidelines

In early 2010, we adopted stock ownership guidelines for our executive officers and members of our Board of Directors. Our Board believed that ownership of a meaningful amount of company stock would further align the interests of management and the Board with the interests of our stockholders. Under these guidelines, the individuals holding the positions listed below must achieve ownership of the number of shares shown by March 2015 or five years from the date of appointment or election, whichever is later.

Stock Ownership Guidelines

Position	Number of Shares

CEO	250,000
CFO or General Manager	80,000
Other Executive Officers	60,000
Members of the Board of Directors	20,000

At December 31, 2010, each of our named executive officers held more than the number of shares required by our stock ownership guidelines.

We do not allow executive officers to hedge either outstanding equity awards they hold or LSI stock they hold.

Policy on Recoupment of Compensation

We have a policy under which we can require an executive officer to repay cash bonuses and equity awards if we must make a material restatement of our financial statements as a result of the individual’s intentional misconduct. We believe it is important for the company to have a contractual right to recover compensation in these situations and require executive officers to agree to this policy when we award them stock options.

Accounting and Tax Considerations

In designing our executive compensation programs, we consider the accounting and tax effects that each component of the program will or may have on the company and our executive officers. For incentive-based compensation, the Compensation Committee considers the desirability of having that compensation qualify for deductibility for tax purposes under Section 162(m) of the Internal Revenue Code. That law provides that non-performance-based compensation in excess of $1 million paid to certain executive officers is not deductible by the company for tax purposes.

The Compensation Committee balances the desirability of having compensation qualify for deductibility with our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. As a result, the Compensation Committee has not adopted a policy that all compensation must be deductible. For example, the time-based restricted stock units we award require only continued employment in order to vest. These awards are not designed to qualify for this deduction because we believe that the uncertainty as to vesting that would result from making those awards require meeting a performance test in order to vest would substantially reduce the retention value of providing those awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of LSI has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Charles A. Haggerty, Chairman
John H.F. Miner
Arun Netravali
Susan Whitney

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information about the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers in 2010.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive Plan	Deferred	All Other
Name and Principal				Stock	Option	Compensation	Compensation	Compensation
Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Awards ($)(1)	($)	Earnings ($)(2)	($)(3)	Total ($)

Abhijit Y. Talwalkar	2010	803,087	—	551,000	1,489,875	843,000	—	49,313	3,736,275
President and Chief	2009	803,087	—	—	2,563,860	—	—	116,832	3,483,779
Executive Officer	2008	806,164	437,306	1,512,000	2,854,400	412,694	—	187,015	6,209,579

Bryon Look	2010	441,696	—	257,135	695,275	278,190	—	38,132	1,710,428
Executive Vice	2009	416,004	—	—	809,640	—	—	25,353	1,250,997
President, Chief Administrative Officer and Chief Financial Officer	2008	403,082	150,446	504,000	624,400	115,554	—	66,898	1,864,380

D. Jeffrey Richardson	2010	476,836	—	312,235	844,263	400,425	—	38,707	2,072,466
Executive Vice President,	2009	428,660	—	—	944,580	—	—	25,353	1,398,593
Semiconductor Solutions Group	2008	403,082	186,446	1,008,000	892,000	115,554	—	30,800	2,635,882

Philip Bullinger	2010	410,251	—	257,135	695,275	262,384	—	37,261	1,662,306
Executive Vice President,	2009	391,500	—	—	775,905	—	—	25,259	1,192,664
Engenio Storage Group	2008	389,285	119,335	882,000	713,600	112,665	—	70,170	2,287,055

Jean F. Rankin	2010	358,740	—	183,665	496,625	233,933	165,878	36,225	1,475,066
Executive Vice President,	2009	321,239	—	—	317,109	—	57,337	124,368	820,053
General Counsel & Secretary	2008	320,214	114,954	302,400	312,200	99,046	113,999	168,565	1,431,378

(1)	The amounts shown in this column reflect the grant date fair value of restricted stock units and stock options granted to the named individuals in the years indicated. You can find information about the assumptions we used in valuing stock options in note 3 to the financial statements included in our 2010 Annual Report on Form 10-K. Amounts shown in the “Stock Awards” column are for restricted stock unit awards. Time-based restricted stock units were valued using our closing stock price on the date of grant. The following table shows information about the performance-based restricted stock units awarded in 2010.

	2010
	Value included in Summary	Grant date value of performance-
	Compensation Table for	based RSUs at maximum level of
Name	performance-based RSUs ($)(a)	performance ($)

Abhijit Y. Talwalkar	—	1,267,300
Bryon Look	—	591,405
D. Jeffrey Richardson	—	718,135
Philip Bullinger	—	591,405
Jean F. Rankin	—	422,435

(a)	These valuations are consistent with our estimate as of the grant date of the future compensation expense related to these awards to be recognized in our financial statements. Depending on our actual performance, it is possible that we may recognize a greater level of expense, but not more than the amount shown in the maximum column.

(2)	The amounts shown in this column are all attributable to the change in the actuarial value of Ms. Rankin’s accumulated benefit under our pension plans.

(3)	Included in the amounts shown for 2010, are the following amounts:

	Allowance in lieu	401(k) plan match
Name	of perquisites ($)	and profit sharing ($)

Abhijit Y. Talwalkar	25,000	22,729
Bryon Look	20,000	16,436
D. Jeffrey Richardson	20,000	17,123
Philip Bullinger	20,000	15,677
Jean F. Rankin	20,000	14,641

Grants of Plan-Based Awards for 2010

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date Fair
									Number of	Number of	or Base	Value of
			Estimated Possible Payouts Under			Estimated Possible Payouts Under			Shares of	Securities	Price of	Stock and
		Date of	Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Stock or	Underlying	Option	Option
	Grant	Board	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	Options (#)	Awards	Awards
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	(3)	(4)	($/sh)	($)

Abhijit Y. Talwakar			428,864	724,176	2,000,000
	3/1/10	2/10/10				57,500	115,000	230,000				—
	3/1/10	2/10/10							100,000			551,000
	3/1/10	2/10/10								750,000	5.51	1,489,875
Bryon Look			141,525	238,978	660,000
	3/1/10	2/10/10				26,833	53,667	107,333				—
	3/1/10	2/10/10							46,667			257,135
	3/1/10	2/10/10								350,000	5.51	695,275
D. Jeffrey Richardson			203,710	343,983	950,000
	3/1/10	2/10/10				32,583	65,167	130,333				—
	3/1/10	2/10/10							56,667			312,235
	3/1/10	2/10/10								425,000	5.51	844,263
Philip Bullinger			133,484	225,400	622,500
	3/1/10	2/10/10				26,833	53,667	107,333				—
	3/1/10	2/10/10							46,667			257,135
	3/1/10	2/10/10								350,000	5.51	695,275
Jean F. Rankin			119,010	200,959	555,000
	3/1/10	2/10/10				19,166	38,333	76,667				—
	3/1/10	2/10/10							33,333			183,665
	3/1/10	2/10/10								250,000	5.51	496,625

(1)	These awards were established under the LSI Corporation Incentive Plan, as part of our 2010 bonus program. You can find a description of that program in the Compensation Discussion and Analysis section under the heading “2010 Compensation Decisions — Bonus Incentives.”

(2)	The amounts shown in these columns relate to performance-based restricted stock unit awards we granted under our 2003 Equity Incentive Plan. You can find a description of that program in the Compensation Discussion and Analysis section under the heading “2010 Compensation Decisions — Equity Awards.”

(3)	The amounts shown in this column represent time-based restricted stock units granted under our 2003 Equity Incentive Plan. These restricted stock units vest at the rate of 25% per year, beginning on the first anniversary of the grant date.

(4)	The amounts shown in this column represent stock options granted under our 2003 Equity Incentive Plan. These stock options have a seven-year term and become exercisable at the rate of 25% per year, beginning on the first anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year End 2010

The following table provides information as of December 31, 2010, on the holdings of stock options and restricted stock units by the executive officers listed in the Summary Compensation Table.

	Option Awards					Stock Awards
							Market	Equity Incentive	Equity Incentive
	Number of	Number of				Number of	Value of	Plan Awards:	Plan Awards: market or
	Securities	Securities				Shares or	Shares or	number of	payout value of
	Underlying	Underlying				Units of	Units of	unearned shares,	unearned shares,
	Unexercised	Unexercised		Option	Option	Stock That	Stock That	units or other	units or other
	Options (#)	Options (#)		Exercise	Expiration	Have Not	Have Not	rights that have	rights that have
Name	Exercisable	Unexercisable(1)		Price ($)	Date	Vested (#)(2)	Vested ($)	not vested (#)(3)	not vested ($)

Abhijit Y. Talwalkar	500,000	—		6.13	5/23/12	230,000	1,377,700	57,500	344,425
	1,500,000	—		6.13	5/23/12
	—	2,000,000	(A)	7.38	6/1/12
	300,000	100,000	(B)	9.25	2/8/14
	750,000	750,000	(C)	5.04	3/1/15
	50,000	50,000	(C)	5.04	3/1/15
	475,000	1,425,000	(D)	2.90	3/1/16
	—	750,000	(E)	5.51	3/1/17
Bryon Look	200,000	—		18.69	11/15/11	95,001	569,056	26,833	160,731
	250,000	—		5.06	3/20/13
	200,000	—		10.70	2/12/11
	150,000	—		6.23	2/10/12
	150,000	—		9.39	2/8/13
	150,000	50,000	(B)	9.25	2/8/14
	175,000	175,000	(C)	5.04	3/1/15
	150,000	450,000	(D)	2.90	3/1/16
	—	350,000	(E)	5.51	3/1/17
D. Jeffrey Richardson	500,000	—		7.94	6/13/12	138,334	828,621	32,583	195,174
	150,000	—		9.39	2/8/13
	150,000	50,000	(B)	9.25	2/8/14
	250,000	250,000	(C)	5.04	3/1/15
	175,000	525,000	(D)	2.90	3/1/16
	—	425,000	(E)	5.51	3/1/17
Philip Bullinger	40,000	—		22.38	2/15/11	116,251	696,343	26,833	160,731
	60,000	—		22.37	8/16/11
	50,000	—		16.50	2/14/12
	50,000	—		12.80	5/1/12
	40,000	—		9.46	8/13/13
	30,000	—		4.50	8/12/11
	50,000	—		5.83	5/11/12
	75,000	—		9.43	8/15/12
	150,000	—		9.39	2/8/13
	105,000	35,000	(B)	9.25	2/8/14
	200,000	200,000	(C)	5.04	3/1/15
	143,750	431,250	(D)	2.90	3/1/16
	—	350,000	(E)	5.51	3/1/17
Jean F. Rankin	8.074	—		58.0561	1/31/11	53,333	319,465	19,166	114,804
	129,600	—		6.3889	11/30/11
	216,000	—		6.1644	11/30/12
	120,960	—		9.0926	11/30/13
	75,000	25,000	(F)	10.23	4/2/14
	87,500	87,500	(C)	5.04	3/1/15
	58,750	176,250	(D)	2.90	3/1/16
	—	250,000	(E)	5.51	3/1/17

(1)	The following table contains additional information about the exercisability of stock options that were not completely exercisable at December 31, 2010. In order for shares to become exercisable as provided below, the holder of the stock option must remain an employee of LSI through the date on which the shares become exercisable.

Grant	Vesting Information

(A)	This stock option will become exercisable in full on June 1, 2011.
(B)	All shares became exercisable on 2/8/11.
(C)	One half of these shares become exercisable on each of 3/1/11 and 3/1/12.
(D)	One third of these shares become exercisable on each of 3/1/11, 3/1/12 and 3/1/13.
(E)	One quarter of these shares become exercisable on each of 3/1/11, 3/1/12, 3/1/13 and 3/1/14.
(F)	All shares become exercisable on 4/2/11.

(2)	The following table contains additional vesting information for time-based restricted stock units outstanding at December 31, 2010. In order for these restricted stock units to vest, the holder must remain employed by LSI through the vesting date.

		Number of Shares
Name	Vesting date	Vesting (#)

Mr. Talwalkar	2/20/11	30,000
	3/1/11	125,000
	3/1/12	25,000
	3/1/13	25,000
	3/1/14	25,000
Mr. Look	2/20/11	15,000
	3/1/11	45,000
	3/1/12	11,667
	3/1/13	11,667
	3/1/14	11,667
Mr. Richardson	2/20/11	15,000
	3/1/11	80,833
	3/1/12	14,167
	3/1/13	14,167
	3/1/14	14,167
Mr. Bullinger	2/20/11	11,250
	3/1/11	70,000
	3/1/12	11,667
	3/1/13	11,667
	3/1/14	11,667
Ms. Rankin	3/1/11	28,333
	3/1/12	8,333
	3/1/13	8,333
	3/1/14	8,334

(3)	The awards shown in this column vest on April 1, 2013, if performance tests are met and the holder remains employed by LSI through the vesting date.

Option Exercises and Stock Vested in 2010

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)

Abhijit Y. Talwalkar	—	—	130,000	720,200
Bryon Look	—	—	58,333	324,665
D. Jeffrey Richardson	—	—	94,167	522,435
Philip Bullinger	—	—	79,583	441,265
Jean F. Rankin	—	—	80,480	461,589

Pension Benefits for 2010

In connection with our merger with Agere Systems in 2007, we assumed Agere’s pension plans. Ms. Rankin is a participant in Agere’s pension plans. The following table sets forth information about her participation in those plans as of December 31, 2010:

				Present Value of
		Number of Years		Accumulated Benefit	Payments During Last
Name	Plan Name	Credited Service (#)		($)	Fiscal Year ($)

Jean F. Rankin	Agere Systems Inc. Pension Plan	18.92	(1)	326,918 (2)	—
	Agere Systems Inc. Supplemental Pension Plan	18.92	(1)	698,725 (3)	—

(1)	The amount shown is Ms. Rankin’s years of service on April 6, 2009, when service-based accruals under the Agere Systems Inc. Pension Plan were discontinued. Ms. Rankin will continue to earn service credit for benefit eligibility and early retirement reduction purposes. Ms. Rankin’s actual total service as of December 31, 2010 was 20.67 years.

(2)	To compute this amount, we assumed that Ms. Rankin would retire at age 65 and then receive a monthly annuity from the plan. The present value of her benefit was calculated using an interest rate of 5.25% and the RP-2000 Combined Healthy Mortality Tables for Males and Females projected to 2013 using Projection Scale AA — Male and Female. No pre-retirement mortality was assumed.

(3)	To compute this amount, we assumed that Ms. Rankin would retire immediately and then receive a lump-sum payment from the plan. The Supplemental Pension Plan benefit has two components. The first component is an excess retirement benefit, which is based upon the service-based formula of the Agere Systems Inc. Pension Plan for pay in excess of the compensation limits under that plan. The second component is the minimum pension benefit in which Ms. Rankin became vested at age 50. The minimum pension benefit is offset by all other qualified and nonqualified defined benefit pension benefits. For purposes of converting Ms. Rankin’s excess retirement and net minimum retirement benefit into a lump sum form of payment, we used an interest rate of 8.25% and the mortality table prescribed by the Pension Protection Act for 2010.

The Agere pension plans applicable to Ms. Rankin contain two programs, one in which benefits are based on years of service and compensation history and one that is an account balance program. Which program an employee participates in, and whether they participate in the plans at all, depends on the date the employee was hired.

Ms. Rankin participates in the service-based program. Under this program, a participant’s annual pension benefit is equal to 1.4% of the sum of the individual’s:

•	Average annual pay (base salary and annual bonus award) for the five years ending December 31, 1998, excluding the annual bonus award paid in December 1997, times the number of years of service prior to January 1, 1999;

•	Pay subsequent to December 31, 1998 and prior to April 6, 2009; and

•	Annual bonus award paid in December 1997.

The normal retirement age under the service-based program is 65. Participants can retire at any time with a reduced benefit. Participants who are at least age 50 with at least 15 years of service can retire with a subsidized early retirement benefit based on service and compensation history through December 31, 2004. A 3% reduction is applied to the benefits accrued through December 31, 2004 for each year that age plus total years of service at retirement is less than 75. At December 31, 2010, Ms. Rankin was eligible to retire under this provision.

Federal laws place limitations on compensation amounts that may be included under the Agere Systems Inc. Pension Plan. In 2009, the last year qualified accruals were earned, up to $245,000 in eligible base salary and bonus could be included in the calculation under the plan.

Compensation and benefit amounts that exceed the applicable federal limitations are taken into account, and pension amounts related to annual bonus awards payable to Ms. Rankin are paid, under the Agere Systems Inc. Supplemental Pension Plan. That plan is a non-contributory plan and has the same two programs and uses the same benefit formulas and eligibility rules as the Pension Plan. Pension amounts under the Pension Plan and Supplemental Pension Plan are not subject to reductions for social security benefits or other offset amounts.

The Supplemental Pension Plan also provides executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus target annual bonus. This minimum pension will be offset by other amounts received by plan participants under the Pension Plan and Supplemental Pension Plan. At December 31, 2010, Ms. Rankin was eligible to retire and receive this benefit.

Change-in-Control and Termination Arrangements

We maintain the LSI Corporation Severance Policy for Executive Officers, which would provide an executive officer with benefits if the employment of the executive officer is terminated other than for “cause” (as defined below) or, following a change in control, if the executive officer terminates his or her employment with LSI for “good reason” (as defined below).

If an executive officer’s employment is terminated other than for cause and no change in control has occurred within the preceding 18 months, in the case of our chief executive officer, or 12 months, in the case of other executive officers, then pursuant to the LSI severance policy, the individual will be entitled to receive from LSI the following if the individual timely executes a separation agreement:

•	A lump sum amount equal to:

•	In the case of the President and Chief Executive Officer, 1.5 times the sum of (i) his or her base salary plus (ii) his or her average annualized cash bonus for the most recent three years.

•	In the case of other executive officers, 1 times his or her base salary.

•	In the case of the President and Chief Executive Officer, immediate vesting of all outstanding equity awards scheduled to vest within 18 months of the termination date, with any awards having annual vesting being deemed to have monthly vesting for this purpose.

•	Reimbursement for a period of 18 months, in the case of the President and Chief Executive Officer, and 12 months for other executive officers, of COBRA health insurance costs.

If a change in control has occurred within the time periods set forth above, then pursuant to the LSI severance policy, an executive officer whose employment is terminated other than for cause or who terminates his or her employment for good reason will be entitled to receive from LSI the following if the individual timely executes a separation agreement:

•	A lump sum amount equal to:

•	In the case of the President and Chief Executive Officer, 2.75 times the sum of (i) his or her base salary plus (ii) his or her average annualized cash bonus for the most recent three years.

•	In the case of other executive officers, 2 times the sum of (i) his or her base salary plus (ii) his or her average annualized cash bonus for the most recent three years.

•	Immediate vesting of all outstanding equity awards.

•	Reimbursement of COBRA health insurance costs for a period of 18 months.

•	If the executive officer’s “parachute payments” are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then LSI will make an additional payment to the executive officer in an amount that equals the excise tax on the parachute payments, plus any additional excise tax and federal, state and local and employment income taxes, on that additional payment. In no event will the additional payments exceed an amount equal to the sum of the individual’s base salary plus target bonus.

The separation agreement must include a full release of claims, an agreement not to compete with LSI, an agreement not to solicit LSI’s employees and a non-disparagement agreement for the term of the severance period.

“Cause” is defined in the severance policy to mean an executive officer’s:

•	Material neglect (other than as a result of illness or disability) of his or her duties or responsibilities, or

•	Conduct (including action or failure to act) that is not in the best interest of, or is injurious to, LSI.

“Good reason” is defined in the severance policy to mean the occurrence of any of the following events without the executive officer’s written consent:

•	A material reduction in the individual’s duties or responsibilities compared to those in effect immediately prior to the reduction, or the assignment to the individual of materially reduced duties or responsibilities.

•	A material reduction in the individual’s base salary.

•	A material relocation of the individual’s principal office, although a relocation of less than 50 miles from the individual’s then present office location will not be deemed material.

In order to claim a good reason termination, (a) the individual must notify the company of the event constituting good reason within 30 days of its initial occurrence, (b) the individual must assert a termination for good reason by written notice to the company within three months of the initial occurrence of the good reason, and (c) the company must have been given at least 30 days to cure the event that constitutes good reason and shall have failed to have done so.

The following table shows the potential payments that would have been made to Messrs. Talwalkar, Look, Richardson and Bullinger and Ms. Rankin had a termination without cause occurred as of December 31, 2010, in each case unrelated to a change in control of LSI. On that date, LSI’s closing stock price on the New York Stock Exchange was $5.99 per share.

Potential Payments Upon Termination Without Cause at December 31, 2010

			Value of	Value of
		Continuation	Accelerated	Accelerated
	Lump Sum	of Health	Stock	Restricted
	Severance	Insurance	Options	Stock	Pension	Total
Name	Payment ($)	Benefits ($)	($)(1)	Units ($)	Payout ($)	($)

Abhijit Y. Talwalkar	1,625,000	14,430	4,264,938	1,115,638	—	7,020,006
Bryon Look	440,000	9,620	—	—	—	449,620
D. Jeffrey Richardson	475,000	9,620	—	—	—	484.620
Philip Bullinger	415,000	9,620	—	—	—	424,620
Jean F. Rankin	370,000	9,620	—	—	1,087,541	1,467,161

(1)	Represents the aggregate amount by which the accelerated stock options would be “in-the-money.”

The following table shows the potential payments that would have been made to Messrs. Talwalkar, Look, Richardson and Bullinger and Ms. Rankin had a termination without cause or for good reason occurred on December 31, 2010 and within the appropriate time period after a change in control of LSI.

Potential Payments Upon Termination Following a Change in Control at December 31, 2010

			Value of	Value of
		Continuation	Accelerated	Accelerated		Maximum
	Lump Sum	of Health	Stock	Restricted		Excise Tax
	Severance	Insurance	Options	Stock	Pension	Gross-Up	Total
Name	Payment ($)	Benefits ($)	($)(1)	Units ($)	Payout ($)	($)(2)	($)

Abhijit Y. Talwalkar	2,979,167	14,430	5,523,250	2,066,550	—	1,800,000	12,383,397
Bryon Look	1,057,333	14,430	1,724,750	890,518	—	770,000	4,457,031
D. Jeffrey Richardson	1,151,333	14,430	2,063,750	1,218,968	—	950,000	5,398,481
Philip Bullinger	984,667	14,430	1,690,563	1,017,806	—	726,250	4,433,716
Jean F. Rankin	882,667	14,430	747,738	549,082	1,087,541	647,500	3,928,958

(1)	Represents the aggregate amount by which the accelerated stock options would be “in-the-money.”

(2)	The amounts shown represent the maximum amount of tax gross-up LSI has agreed to pay in the event that excise tax is applicable.

If Ms. Rankin had resigned on December 31, 2010, she would have been eligible for an immediate single life annuity of $2,894 per month from the Agere Systems Inc. Pension Plan and an immediate lump sum payment of $698,725 from the Agere Systems Inc. Supplemental Pension Plan.

RELATED PERSONS TRANSACTION POLICY AND PROCEDURES

Our Board has adopted a written policy relating to approval of transactions with related persons. Under that policy, any transaction or series of transactions in which (a) LSI is a participant, (b) the amount involved exceeds $120,000 and (c) a director or executive officer of LSI or any person related to any such individual has or may have a material direct or indirect interest, must receive the prior approval of the Board of Directors, excluding any director who has the direct or indirect interest. For the purposes of our policy, a material direct or indirect interest is determined in accordance with the rules of the Securities and Exchange Commission relating to related-person transactions. Our policy provides that:

•	If a director or executive officer becomes aware that LSI is considering becoming a participant in a transaction in which that individual has or may have a material direct or indirect interest, then that person must advise our Corporate Secretary of the transaction.

•	Following receipt of a notification from a director or executive officer, the Board of Directors will gather as much information as possible about the proposed transaction and consider whether the proposed transaction is fair to LSI and whether there is any other reason why it may not be appropriate for LSI to enter into the transaction. The Board also may consider whether there are alternate transactions that LSI could pursue that could accomplish the same business purpose on similar terms to LSI. The person with the material interest should not be present during the consideration of the transaction unless requested by the Board of Directors.

•	The person with the material interest should not participate in the negotiation of the transaction by LSI, unless approved by that person’s supervisor or the Board of Directors.

•	In the event that a director or executive officer of LSI does not realize that a transaction is subject to our related-person transaction policy until after we have entered into the transaction, that individual must nevertheless follow the procedures set forth in the policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that, under the Securities and Exchange Commission’s rules for reporting of securities transactions by executive officers, directors and beneficial owners of more than 10% of our common stock, all required reports for 2010 were timely filed.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2012 Annual Meeting of Stockholders must ensure that the proposal is received by the Corporate Secretary at LSI Corporation, 1621 Barber Lane, Milpitas, CA 95035:

•	Not later than December 1, 2011, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, or

•	On or after January 15, 2012, and on or before February 14, 2012, if the proposal is submitted pursuant to our by-laws, in which case the notice of the proposal must meet certain requirements set forth in our by-laws and we are not required to include the proposal in our proxy materials.

March 30, 2011

Companies in Radford Executive Survey Data

2Wire, Inc.

3PAR Inc.

8x8, Inc.

A&D Engineering, Inc.

Accela, Inc.

ACCESS Systems Americas, Inc.

Accuray Incorporated

Acer America Corporation

Actel Corporation

Activant Solutions Inc.

ActivIdentity Corporation

Actuate Corporation

ADPT Corporation

Adobe Systems Incorporated

Advanced Analogic Technologies Incorporated

Advanced Micro Devices, Inc.

Advent Software, Inc.

Affymetrix, Inc.

Agilent Technologies, Inc.

Alibris

Alien Technology Corporation

Align Technology, Inc.

Allied Telesis, Inc.

Alpha Innotech Corp.

Altera Corporation

Ampex Data Systems Corporation

Anritsu Corporation

APL Limited

Appirio Inc.

Apple Inc.

Applied Materials, Inc.

Applied Micro Circuits Corporation

Applied Signal

Technology, Inc.

ArcSight, Inc.

Ariba, Inc.

Aruba Networks, Inc.

Atmel Corporation

Autodesk, Inc.

Avago Technologies Limited

Bell Microproducts Inc.

BigBand Networks, Inc.

BigFix, Inc.

Bio-Rad Laboratories, Inc.

Blue Coat Systems, Inc.

Blue Shield of California

BlueArc Corporation

Bridgelux, Inc.

BrightSource Energy, Inc.

Brocade Communications Systems, Inc.

Cadence Design Systems, Inc.

CafePress.com

California Casualty Management Company

California Micro Devices Corporation

Calix, Inc.

Callidus Software Inc.

Calypso Technology, Inc.

Carl Zeiss Meditec, International

CaseCentral Corporation

Catapult Communications Corporation

CBS Interactive Inc.

Chordiant Software, Inc.

Cisco Systems, Inc.

Clickability Inc.

Clontech Laboratories, Inc.

Cloudmark Inc.

Coherent, Inc.

CollabNet, Inc.

Communications & Power Industries, Inc.

Cortina Systems, Inc.

Covad Communications Group

CPP, Inc.

CyberSource Corporation

Cypress Semiconductor Corporation

Delta Products Corporation

DemandTec, Inc.

Dionex Corporation

Ditech Networks, Inc.

Dolby Laboratories, Inc.

dpiX, LLC

Ebara Technologies Inc.

eBay Inc.

ECC International LLC

Echelon Corporation

eHealth, Inc.

Electronic Arts Inc.

Electronics For Imaging, Inc.

Endwave Corporation

Epocrates, Inc.

Electric Power Research Institute, Inc.

Epson Electronics America Inc.

Equinix, Inc.

Exar Corporation

Exponent, Inc.

Extreme Networks, Inc.

Facebook, Inc.

Fat Spaniel Technologies, Inc.

Federal Reserve Bank of San Francisco

Financial Engines, Inc.

Finisar Corporation

Flextronics International Ltd.

Force10 Networks, Inc.

FormFactor, Inc.

Fortinet, Inc.

Fujitsu Management Services of America, Inc.

Genentech, Inc.

Glu Mobile Inc.

Google Inc.

Gracenote, Inc.

GuardianEdge Technologies, Inc.

Headway Technologies, Inc.

Hitachi America, Ltd.

Hitachi Data Systems Corporation

Hitachi Global Storage Technologies

Hitachi High Technologies America, Inc.

IAC/InterActiveCorp.

Immersion Corporation

Infineon Technologies AG

Infinera Corporation

Informatica Corporation

InnoPath Software, Inc.

Integrated Device Technology, Inc.

Intel Corporation

Intelepeer, Inc.

Intersil Corporation

Intevac, Inc.

Intuit Inc.

Intuitive Surgical, Inc.

JSR Micro, Inc.

Juniper Networks, Inc.

Kaiser Permanente

Kana Software, Inc.

Kineto Wireless, Inc.

KLA-Tencor Corporation

Kokusai Semiconductor Equipment Corporation

Lam Research Corporation

Lawrence Livermore National Laboratory

LeapFrog Enterprises, Inc.

LiveOps, Inc.

Logitech International S.A.

LSI Corporation

Lucasfilm Ltd.

Magma Design Automation, Inc.

Magnum Semiconductor, Inc.

MarketTools, Inc.

Marvell Technology Group Ltd.

Mattson Technology, Inc.

Maxim Integrated Products, Inc.

mBlox Inc.

McAfee, Inc.

McKesson Corporation

Micrel Semiconductor, Inc.

Mindjet LLC

MobiTV, Inc.

Model N, Inc.

Monterey Bay Aquarium Research Institute

MoSys, Inc.

NAMCO BANDAI Games America Inc.

National Semiconductor Corporation

NEC Electronics America Inc.

Nektar Therapeutics

NetApp, Inc.

NetLogic Microsystems, Inc.

NetSuite Inc.

Nextag, Inc.

Nikon Precision Inc.

Novellus Systems, Inc.

Numonyx, Inc.

NVIDIA Corporation

NXP Semiconductors USA Inc.

Oclaro, Inc.

Omidyar Network Services LLC

Omneon, Inc.

Omnicell, Inc.

OmniVision Technologies, Inc.

OpenTV Corp.

OptiSolar Inc.

Oracle Corporation

Palm, Inc.

Pericom Semiconductor Corporation

PGP Corporation

Philips Lumileds Lighting Company, LLC

Phoenix Technologies Ltd.

Photon Dynamics, Inc.

Pillar Data Systems, Inc.

Plantronics, Inc.

PlayFirst, Inc.

PLX Technology Inc.

PMC-Sierra, Inc.

Polycom, Inc.

Power Integrations, Inc.

Pure Digital Technologies, Inc.

Quantum Corporation

QuickLogic Corporation

Rambus Inc.

Rearden Commerce, Inc.

Redback Networks, Inc.

Renesas Technology America, Inc.

RGB Networks, Inc.

Risk Management Solutions, Inc.

Riverbed Technology, Inc.
Rovi Corporation
Saba Software, Inc.
salesforce.com, inc.
Samsung Information Systems America, Inc.
SanDisk Corporation
Sanmina-SCI Corporation
Savi Technology, Inc.
Schilling Robotics, LLC
Seagate Technology plc
Serena Software Inc.
ServiceSource
SGI International Inc.
ShoreTel, Inc.
Shutterfly, Inc.
Silicon Image, Inc.
Silicon Storage Technology, Inc.
Silver Spring Networks
SIMCO Electronics
SMART Modular Technologies (WWH), Inc.
Solta Medical, Inc.
Solyndra, Inc.
Sonics, Inc.

SonicWALL, Inc.
Sony Computer Entertainment America LLC
Space Systems/Loral, Inc.
Spansion Inc.
Spirent Communications plc
SRI International
Stryker Endoscopy
SuccessFactors, Inc.
SumTotal Systems, Inc.
Sun Microsystems, Inc.
SunPower Corporation
Support.com, Inc.
SureWest Communications
SVB Financial Group
Sybase, Inc.
Symantec Corporation
Symmetricom, Inc.
Symyx Technologies, Inc.
Synaptics Incorporated
SYNNEX Corporation
Synopsys, Inc.
Taleo Corporation
Teachscape, Inc.

TeaLeaf Technology, Inc.
Technology Properties Limited LLC
TechSoup Global
TeleNav, Inc.
Tesla Motors Ltd.
Tessera Technologies, Inc.
The Clorox Company
The Pasha Group
The PMI Group, Inc.
ThermaSource, Inc.
Thoratec Corporation
TIBCO Software Inc.
TiVo Inc.
Trend Micro Incorporated
Trident Microsystems, Inc.
Trimble Navigation Limited
TSMC North America
Ubicom, Inc.
Ultra Clean Technology
Ultratech, Inc.
UPEK, Inc.
UTStarcom, Inc.
Varian Medical Systems, Inc.

Veraz Networks, Inc.
VeriFone Systems, Inc.
Verigy Ltd.
VeriSign, Inc.
Visa USA
Vision Service Plan
VMware, Inc.
Vocera Communications, Inc.
Volterra Semiconductor Corporation
Wal-Mart.com USA, LLC
Wells Fargo Bank, N.A.
Williams-Sonoma, Inc.
Wind River Systems, Inc.
Wyse Technology Inc.
Xerox International Partners
Xilinx, Inc.
Xyratex International, Inc.
Yahoo! Inc.
ZiLOG, Inc.
Zoran Corporation

1110 AMERICAN PARKWAY NE
ROOM 12K-301
ALLENTOWN, PA 18109
VOTE BY INTERNET - www.proxyvote.com
To vote over the Internet, go to the website shown above. Have your proxy card in hand when you access the website and follow the instructions to vote.
VOTE BY PHONE - 1-800-690-6903
To vote by phone, call the toll-free number shown above using a touch-tone telephone. Have your proxy card in hand when you call and follow the instructions provided.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
The Internet and telephone voting facilities will close at 11:59 P.M. Eastern Time on May 10, 2011. If you are a participant in our 401(k) plan, your voting instructions must be received by 11:59 P.M. Eastern Time on May 8, 2011. If you vote over the Internet or by telephone, you do not need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M30848-P09506-Z55010	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LSI CORPORATION

ELECTION OF DIRECTORS

1.	The Board of Directors recommends a vote
	FOR each of the nominees named below.	For	Against	Abstain
	Nominees: 1a. Charles A. Haggerty	☐	☐	☐
	1b. Richard S. Hill	☐	☐	☐
	1c. John H.F. Miner	☐	☐	☐
	1d. Arun Netravali	☐	☐	☐
	1e. Charles C. Pope	☐	☐	☐
	1f. Gregorio Reyes	☐	☐	☐
	1g. Michael G. Strachan	☐	☐	☐
	1h. Abhijit Y. Talwalkar	☐	☐	☐
	1i. Susan M. Whitney	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

DIRECTORS’ PROPOSALS

The Board of Directors recommends a vote FOR Proposals 2 and 3.		For	Against	Abstain

2.	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent auditors for 2011.	☐	☐	☐

3.	To approve, in an advisory vote, our executive compensation.	☐	☐	☐

The Board of Directors recommends a vote for 1 year on the following proposal:	1 Year	2 Years	3 Years	Abstain

4.	To recommend, in an advisory vote, the frequency of future advisory votes on executive compensation. ☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon and fill in the date. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
LSI CORPORATION
2011 ANNUAL MEETING OF STOCKHOLDERS
May 11, 2011
9:00 a.m. Pacific Daylight Time
LSI Corporation
1621 Barber Lane
Milpitas, CA 95035
THIS ADMISSION TICKET ADMITS ONLY THE NAMED STOCKHOLDER AND A GUEST.
Directions:
From San Jose and Points South:
From Highway 880 North, exit onto Montague Expressway West. Take a right onto McCarthy Boulevard. Take a right onto Barber Lane. Follow around to parallel the freeway. LSI is on the left side - 1621 Barber Lane. Follow the signs to the designated parking area. You should enter the building using the South entrance.
From San Francisco:
Take Route 101 South to Highway 880 North. Follow the directions “From San Jose and Points South” above.
From Oakland:
Take Highway 880 South and exit onto Montague Expressway West. Follow the directions “From San Jose and Points South” above.
Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this admission ticket, a proper form of identification. Video, still photography and recording devices are not permitted at the Annual Meeting. For the safety of attendees, all handbags and briefcases are subject to inspection. Your cooperation is appreciated.

M30849-P09506-Z55010

2011 ANNUAL MEETING OF STOCKHOLDERS	PROXY
MAY 11, 2011
9:00 a.m. Pacific Daylight Time
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2011 ANNUAL MEETING OF STOCKHOLDERS.
The shares of common stock of LSI Corporation you are entitled to vote at the 2011 Annual Meeting of Stockholders will be voted as you specify.
By signing this proxy, you revoke all prior proxies and appoint Abhijit Y. Talwalkar, Bryon Look and Jean F. Rankin, and each of them, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the other side, as directed in this proxy and, in their discretion, on any other matters that may come before the Annual Meeting and all postponements and adjournments.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES, FOR PROPOSALS 2 AND 3 AND FOR 1 YEAR ON PROPOSAL 4.

Address Changes/Comments:

(If you noted any Address Changes or comments above, please mark the corresponding box on the other side.)
PLEASE COMPLETE, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN IT IN THE ACCOMPANYING ENVELOPE.